CONFIDENTIAL

Exhibit 10.2

LEASE AGREEMENT

dated as of November 7, 2006

THIS LEASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is between General Electric Capital Corporation (together with its successors and assigns, if any, “Lessor”) and Semiconductor Components Industries, LLC (“Lessee”). Lessor has an office at 4225 Executive Square, Suite 800, La Jolla, CA 92037. Lessee is a limited liability company organized and existing under the laws of the state of Delaware. Lessee’s mailing address and chief executive office is 5005 East McDowell Road, Phoenix, AZ 85008. This Agreement contains the general terms that apply to the leasing of certain equipment and personal property (the “Equipment”) from Lessor to Lessee. Additional terms that apply to the Equipment and financial terms in relation to the lease of the Equipment (term, rent, options, etc.) shall be contained on an equipment schedule (each a “Schedule”, and collectively the “Schedules”). This Agreement together with any Schedule shall constitute the “Lease” for any Equipment. Defined terms used and not defined in this Agreement shall have the meanings assigned to such terms set forth in the applicable Schedule(s).

1. LEASING:

(a) Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Equipment described in any Schedule signed by both parties.

(b) Lessor shall purchase Equipment from the Lessee (“Supplier”) and lease it back to Lessee on the Lease Commencement Date upon Lessor receiving all documents as listed in Exhibit B attached hereto. Each of the documents required above must be in form and substance satisfactory to Lessor. Once the Schedule is signed, Lessee may not cancel the Schedule.

2. TERM, RENT AND PAYMENT:

(a) The rent (“Rent”) payable for the Equipment and Lessee’s right to use the Equipment shall begin on the earlier of (i) the date when Lessee signs the Schedule and accepts the Equipment or (ii) when Lessee has accepted the Equipment under a Certificate of Acceptance (“Lease Commencement Date”). The term of the Lease for any Equipment shall commence on the Lease Commencement Date and shall continue, unless earlier terminated pursuant to the provisions of the applicable Schedule (the “Term”). If any term is extended or renewed, the word “Term” shall be deemed to refer to all extended or renewal terms, and all provisions of this Agreement shall apply during any such extension or renewal terms, except as may be otherwise specifically provided in writing.

(b) Lessee shall pay Rent to Lessor at its address stated above, unless otherwise directed by Lessor. Each payment of Rent (each a “Rent Payment”) shall be in the amount set forth in, payable at such intervals and due in accordance with the provisions of the applicable Schedule. If any Interim Rent and/or any Advance Rent is payable in respect of any Equipment, such Interim Rent and/or Advance Rent shall be set forth in the applicable Schedule and shall be due and payable in accordance with the terms of the Schedule. Upon Lessor’s receipt of the Interim Rent and the Advance Rent, (i) the Interim Rent shall be applied to the Rent Payment due for the Interim Period, if any, set forth in the Schedule, and (ii) the Advance Rent shall be applied to the first Rent Payment due for the Basic Term, and (iii) the remaining balance, if any, shall be applied to the next scheduled Rent Payment under such Schedule. In no event shall any Interim Rent, Advance Rent or any other Rent Payments be refunded to Lessee. If Lessor does not receive from Lessee payment in full of any scheduled Rent Payment or any other sum due under any Lease within ten (10) days after its due date, Lessee agrees to pay, a late fee equal to five percent (5%) on such unpaid Rent Payment or other sum, but not exceeding any lawful maximum. Such late fee will be immediately due and payable, and is in addition to any other costs, fees and expenses that Lessee may owe as a result of such late payment.

3. RENT ADJUSTMENT:

Intentionally Omitted

4. TAXES AND FEES:

        (a) If permitted by law, Lessee shall report and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), any Schedule, Lessor or Lessee, by any domestic or foreign governmental entity or taxing authority during or related to the Term of any Lease, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (collectively “Taxes”). Lessee shall have no liability for Taxes imposed by the United States of America or any state or political subdivision thereof which are on or measured by the net income of Lessor except as provided in Section 14(c). Lessee shall promptly reimburse (on an after tax basis) Lessor for any Taxes charged to or assessed against Lessor. Lessee shall show Lessor as the owner of the Equipment on all tax reports or returns, and send Lessor a copy of each report or return and evidence of Lessee’s payment of Taxes upon request.

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(b) Lessee’s obligations, and Lessor’s rights, privileges and indemnities, contained in this Section 4 shall survive the expiration or other termination of this Agreement.

5. REPORTS:

(a) If any tax or other lien shall attach to any Equipment, Lessee will notify Lessor in writing, within thirty (30) days after Lessee becomes aware of the tax or lien. The notice shall include the full particulars of the tax or lien and the location of such Equipment on the date of the notice.

(b) Lessee will deliver or make available to Lessor, Lessee’s parent company, ON Semiconductor Corporation’s (“ON”) complete financial statements prepared in accordance with generally accepted accounting principles, consistently applied, certified by a recognized firm of certified public accountants within ninety (90) days of the close of each fiscal year of ON, together with a certificate of an authorized officer of Lessee stating that such officer has reviewed the activities of Lessee and that to the best of such officer’s knowledge, there exists no Event of Default or event which with notice or lapse of time (or both) would become an Event of Default. In addition, Lessee will deliver to Lessor copies of Lessee’s quarterly financial report certified by the chief financial officer of Lessee, within ninety (90) days of the close of each fiscal quarter of Lessee. In the event that ON’s Forms 10-K and 10-Q are not publicly available, Lessee will deliver or make available to Lessor all such Forms 10-K and 10-Q of ON, if any, filed with the Securities and Exchange Commission within thirty (30) days after the date on which they are filed.

(c) Lessor may inspect any Equipment during normal business hours after giving Lessee reasonable prior notice.

(d) Lessee will keep the Equipment under any Lease at the Equipment Location specified in the applicable Schedule and will give Lessor at least thirty (30) days’ prior written notice of any relocation of such Equipment. If Lessor asks, Lessee will promptly notify Lessor in writing of the location of any Equipment.

(e) If any Equipment is lost or damaged (where the estimated repair costs would exceed the greater of ten percent (10%) of the original Equipment cost or one hundred thousand and 00/100 dollars ($100,000), or is otherwise involved in an accident causing personal injury or property damage, Lessee will promptly and fully report the event to Lessor in writing within thirty (30) days of the occurrence of any such incident.

(f) Upon Lessor’s request, Lessee will provide within thirty (30) days of such request, copies of the insurance policies or other evidence required by the terms hereof.

(g) Upon reasonable request by Lessor, Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, no Event of Default has occurred.

(h) Lessee will promptly notify Lessor of any change in Lessee’s state of incorporation or organization, in any case within thirty (30) days of such change.

6. DELIVERY, USE AND OPERATION:

(a) All Equipment shall be shipped directly from Supplier to Lessee (unless the Equipment is being leased pursuant to a sale-leaseback transaction in which case Lessee represents and warrants that it is in possession of the Equipment as of the Lease Commencement Date).

(b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business, and in a manner complying with all applicable laws, regulations and insurance policies, and maintained in compliance with prudent industry standards. To the extent that a piece of equipment is discontinued, Lessee agrees that it will comply with OEM specifications with respect to the discontinuation of use of Lithography tools and prudent industry standards in the discontinuation of all other Equipment types.

(c) Lessee will not part with possession of any of the Equipment (except in accordance with Section 18 of this Agreement or for maintenance or repair).

(d) Lessee will keep the Equipment free and clear of all liens, claims and encumbrances other than those which result from acts of Lessor.

(e) Lessor shall not disturb Lessee’s quiet enjoyment of the Equipment during the term of the Agreement unless an Event of Default has occurred and is continuing under this Agreement.

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7. MAINTENANCE:

(a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order and repair, normal wear and tear excepted. Lessee shall also maintain the Equipment in accordance with prudent industry standards. Lessee shall make all alterations or modifications required to comply with any applicable law, rule or regulation during the Term of this Lease. If Lessor requests, Lessee shall affix plates, tags or other identifying labels showing ownership thereof by Lessor. The tags or labels shall be placed in a prominent position on each unit of Equipment.

(b) Lessee will not attach or install anything on any Equipment that will impair the originally intended function or use of such Equipment without the prior written consent of Lessor. All additions, parts, supplies, accessories, and equipment (“Additions”) furnished or attached to any Equipment that are not readily removable shall become the property of Lessor. All Additions shall be made only in compliance with applicable law. Lessee will not attach or install any Equipment to or in any other personal or real property in any manner that would cause the Equipment to become real property without the prior written consent of Lessor.

8. STIPULATED LOSS VALUE: If for any reason any unit of the Equipment becomes lost, stolen, destroyed, irreparably damaged or unusable (“Casualty Occurrences”; and any unit of Equipment which suffers a Casualty Occurrence being herein referred to as an “Casualty Item”), Lessee shall promptly and fully notify Lessor in writing. Lessee shall: (a) on the Payment Date (as defined below) pay Lessor the sum of: (1) the Stipulated Loss Value (see Schedule) of the Casualty Item determined as of the rent payment date prior to the Casualty Occurrence and (2) all rent and other amounts which are then due under this Agreement for the Casualty Item or (b) continue to pay rent with respect to the Casualty Item as if no such Casualty Occurrence had occurred and on the Payment Date which is at least 30 days after the Casualty Occurrence replace the Casualty Item with another piece of similar equipment (the “Replacement Item”), which is reasonably acceptable to Lessor, provided that the Lessee shall have the option to substitute a Replacement Item for a Casulty Item under this clause (b) only if the substitution qualifies as a tax free exchange to the Lessor in accordance with Section 1031 or Section 1033 of the Code (or any successor provision then in effect). The “Payment Date” for purposes of this Section 8 shall be the next scheduled Rent Payment date after the Casualty Occurrence. Upon payment of all sums payable due under Sections 8(a)(1) and 8(a)(2) hereof, the term of the Lease with respect to the Casualty Item shall terminate. In the event that the Casualty Item is replaced in accordance with Section 8(b) hereof, Lessee shall transfer all rights, title and interest in the Replacement Item to the Lessor free and clear of all liens, charges or encumbrances whatsoever. Lessee shall execute and deliver to Lessor any documents required or desired to evidence the transfer of such right, title and interest. Any proceeds of the insurances maintained by Lessee received by Lessor shall be applied in reduction of Lessee’s obligation to pay the Stipulated Loss Value and other amounts owing by Lessee hereunder, if not already paid by Lessee (the remainder of the insurance proceeds after such reduction, if any, shall be paid to Lessee), or if already paid by Lessee, shall be paid over to Lessee. Further if the Casualty Item is replaced with a Replacement Item pursuant to this Section 8, upon completion of the replacement, the execution and delivery of all transfer documentation and the payment of all amounts then due and owing, any insurance proceeds, maintained by Lessee and received by Lessor in connection with the Casualty Item, shall be paid over to Lessee.

9. INSURANCE:

(a) Lessee shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from the Lease Commencement Date.

(b) Lessee has provided Lessor a certificate of an insurance broker describing the insurance currently pertaining to the Equipment. Lessee believes that the insurance maintained by or on behalf of Lessee pertaining to the Equipment is adequate in all material respects. Lessee will maintain at its own expense throughout the Term of any Lease of the Equipment, insurance pertaining to the Equipment for such amounts and against such hazards as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. All such insurance shall be with financially sound and reputable internationally recognized insurance companies. Lessee, on an annual basis or at any time that Lessee changes insurers, will furnish to Lessor, a certificate of insurance from an insurance broker evidencing that the insurance coverages described in Clauses (i) through (viii) below are in effect. In addition to the above, the Lessee shall keep the Equipment insured at all times while the Equipment is subject to this Lease and all insurance shall provide for the following:

(i) Coverage for damage to or loss of the Equipment, liability for personal injuries, death or property damage, in-transit;

(ii) Lessor shall be named as an additional insured with a loss payable clause in favor of Lessor, as its interest may appear;

(iii) Liability coverage (including bodily injury and property damage to third parties) in an amount equal to at least ONE MILLION U.S. DOLLARS ($1,000,000.00) total liability per occurrence;

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(iv) Casualty/Property Damage Coverage (insurance including water damage and theft) coverage in an amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Equipment;

(v) In-Transit Coverage in an amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Equipment, for Equipment that is shipped between Lessee facilities;

(vi) That the insurance coverage shall not be subject to any co-insurance clause;

(vii) That the insurance may not be altered or canceled by the insurer until after thirty (30) days written notice to Lessor; and

(viii) The interests of Lessor shall be enforced irrespective of any breach of warranty or other act or omission of the Insured.

(c) Lessee hereby appoints Lessor as Lessee’s attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payments and execute or endorse all documents, checks or drafts in connection with insurance payments. Lessor shall not act as Lessee’s attorney-in-fact unless Lessee is in default. Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance. Lessee will not make adjustments with insurers except with respect to claims for damage to any unit of Equipment where the repair costs for such unit of Equipment are the lesser of (x) ten percent (10%) of the Original Equipment Cost (as stipulated in the applicable Schedule for such Equipment), or (y) one hundred thousand and 00/100 dollars ($100,000). Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (i) repair or replace Equipment or any portion thereof, or (ii) satisfy any obligation of Lessee to Lessor under this Agreement.

10. RETURN OF EQUIPMENT:

Lessee shall provide at least 120 days irrevocable prior written notice to the Lessor that it is returning the Equipment at the end of the Term.

(a) Upon the expiration or termination of this Agreement or any Lease (including any termination pursuant to Section 17 hereof or any termination occurring after or in connection with an Event of Default hereunder), Lessee shall perform any testing and repairs required to place the units of Equipment in the same condition and appearance as when received by Lessee (reasonable wear and tear excepted) and in good working order for the original intended purpose of the Equipment.

Lessee shall, not more than (60) days prior to expiration or earlier termination of the Lease, provide to the Lessor a report detailing the results of such test(s) and inspection(s) carried out and certifying that the Equipment has been tested and is operating in accordance with Lessee’s standard performance specifications as accepted by Lessor.

Except for the expenses incurred in connection with paying a third party in clause (i) below or expenses incurred in clause (iii) below, Lessee shall provide for and assume the full expense of the decommissioning, deinstallation, and transportation of the Equipment to include, but not limited to, the following: (i) as applicable, all Equipment shall be de-contaminated to prudent industry standards (all contaminants, internal fluids and/or gases shall be purged and properly disposed of, any applicable reservoirs, gas lines, liquid hoses, etc. shall be capped and secured) and certified for removal and transport, by Lessee (at Lessor’s discretion and cost, Lessor may require a third party to provide additional certification), in accordance with prudent industry standards, all applicable laws, rules and regulations; Lessee shall ensure all Equipment and Equipment decommissioning procedures conform to all applicable laws, including but not limited to, environmental, health and safety laws and guidelines, which may be in effect at the time of return. (ii) the manufacturer’s representative, or such other party acceptable to Lessor, for lithography equipment or Lessee for all other equipment types shall de-install all Equipment in accordance with the Lessor’s reasonable instructions and prudent industry standards; (iii) at Lessor’s cost and instruction all Equipment shall be professionally packed and crated, (iv) Lessee shall use best efforts to package and ship: (a) a complete and current set of all service and operating manuals including replacements and/or additions thereto, such that all documentation is completely up-to-date; (b) a complete and current set of documents, detailing equipment configuration and operating procedures, including those relating to upgrades, and major replacement parts and/or additions thereto; and (c) all major maintenance records (quarterly and/or semi-annual and annual preventative maintenance); (v) Lessee shall provide certification that the Equipment has been deinstalled, and appropriately labeled (i.e. Dangerous Goods, etc.) in accordance with manufacturer’s specifications for lithography equipment and prudent industry standards for all other equipment types, all applicable laws, rules and regulations; (vi) Lessee will arrange for transportation of the Equipment from its initial location to the nearest U.S. based Lessor’s Semiconductor Equipment facility, all pursuant to Lessor’s reasonable instructions and manufacturer’s specifications for lithography equipment and prudent industry standards for all other equipment types. (vii) Lessee shall obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment. The transit insurance must name Lessor as loss payee. All Equipment shall be cleaned and treated with respect to rust, corrosion and appearance, less normal wear and tear, in accordance with prudent industry standards. At Lessor’s option, Lessee shall remove all non-original manufacturer’s markings (i.e Lessee’s installed markings such as asset tags, etc.).

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(b) Until Lessee has fully complied with the requirements of Section 10(a) above, Lessee’s rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the lease term. Lessor may terminate Lessee’s right to use the Equipment upon ten (10) days notice to Lessee.

(c) To the best of Lessee’s ability, Lessee shall provide to Lessor a detailed inventory of all components of the Equipment including model and serial numbers. If Lessee has modified or reconfigured the Equipment in any way that impairs the originally intended use or fair market value of the Equipment without prior Lessor consent, at Lessor’s option, Lessee shall restore the Equipment to its original configuration, as specified by the original equipment configuration at lease inception.

(d) Lessee shall make the Equipment available for reasonable on-site operational inspections by potential purchasers and Lessor’s authorized inspectors (with the exception of the competitors of Lessee) at least ninety (90) days prior to and continuing up to lease termination. Lessor shall provide Lessee with reasonable written notice at least 10 days and not more than 20 days prior to any inspection, including a list of the items of Equipment to be inspected. Lessee shall provide personnel, power and other requirements necessary to demonstrate electrical, hydraulic and mechanical systems for each item of Equipment being inspected.

11. DEFAULT AND REMEDIES:

(a) Lessee shall be in default under this Agreement and under any Lease upon the occurrence of any of the following (each an “Event of Default”, and collectively, the “Events of Default”):

(i) Lessee fails to pay within ten (10) days after its due date, any Rent or any other amount due under this Agreement or any Lease;

(ii) Lessee breaches any of its insurance obligations under this Agreement or any other Document (as defined in Section 16 hereof);

(iii) Lessee breaches any of its other obligations under any Lease (other than those described in Section 11(a)(i) and (ii) above), and fails to cure that breach within thirty (30) days after written notice from Lessor;

(iv) any representation, warranty or covenant made by Lessee in connection with this Agreement or under any Lease shall be false or misleading in any material respect;

(v) any Equipment is illegally used;

(vi) Lessee becomes insolvent or ceases to do business as a going concern;

(vii) if Lessee is a natural person, any death or incompetency of Lessee;

(viii) a receiver is appointed for all or of any part of the property of Lessee, or Lessee makes any assignment for the benefit of its creditors;

(ix) Lessee files a petition under any bankruptcy, insolvency or similar law, or in the event an involuntary petition is filed against Lessee under any bankruptcy or insolvency laws and in the event of an involuntary petition, such petition is not dismissed within sixty (60) days of the filing date;

(x) Lessee breaches or is in default under any agreement, in an original principal amount greater than $5,000,000, by and between Lessor on the one hand, and Lessee (or its parent or affiliates) on the other hand; provided however that any such default under this Section 11(a)(x) is not solely related to a material adverse change in Lessee’s financial condition;

(xi) There is any dissolution or termination of existence of Lessee

        (xii) there is any merger, consolidation, or change in controlling ownership (such event and the transactions undertaken in connection with the event, e.g., a financing to accomplish a merger or consolidation, referred to as an “Event”) of Lessee wherein the long-term bank loan debt rating (or, if such rating is not then available, it’s nearest equivalent, in either event, the “Credit Rating”) of Lessee or the surviving corporation, company, or other such business entity (Lessee or such surviving entity referred to as the “Surviving Company”) issued by Moody’s Investors Service (such entity and its successors, or, in the event such entity is no longer rating the Surviving Company’s debt, any other nationally recognized rating agency which is then rating the Surviving Company’s debt, collectively referred to herein as “Moody’s”) immediately after and as a direct result of the Event (and not for other developments or unrelated actions following the Event) falls below the lowest “B” rating (or its nearest equivalent if the rating system is hereafter modified, revised, or replaced, referred to herein as the “Minimum Rating”) by Moody’s (currently defined as “B3”); provided ,however, that, in the event the Credit Rating of the Surviving Company falls below the Minimum Rating as a direct result of the Event (for purposes of this subsection (xii) the occurrence of the Event (the “Event Date”) shall be deemed to be the later of (a) the date upon which the Event occurs, or (b) the issuance by Moody’s of the Credit Rating), an Event of Default shall not have occurred if (a) Lessee provides Lessor, on or within 10 days after the Event Date, written notice to the effect that, if an Event occurs, it will satisfy the letter of credit provisions of clause (b) of this proviso, and (b) as soon as reasonably practicable, but in any event within 30 days of the Event Date, Lessee shall cause to be delivered to Lessor an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of $7,000,000, which Letter of Credit shall be in form and substance reasonably acceptable to Lessor and issued by a bank rated at least “A2” by Moody’s; provided, further, that, if, after the Letter of Credit has been issued, the Credit Rating of the Surviving Company shall be increased to the Minimum Rating or higher, Lessor shall promptly (in any event, with 15 days) return the Letter of Credit to Lessee for cancellation.

(xii) Lessee sells or leases all, or substantially all, of its assets;

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(xiii) there is a material adverse change in Lessee’s financial condition; or

(xiv) Lessee defaults under any contract or obligation requiring the payment of money in an original principal amount greater than $5,000,000.

The default declaration shall apply to all Schedules unless specifically excepted by Lessor.

(b) Upon the occurrence of any Event of Default and so long as the same shall be continuing, Lessor may, at its option, at any time thereafter, exercise one or more of the following remedies set forth in this Section 11, as Lessor in its sole discretion shall lawfully elect. (i) Upon the request of Lessor, Lessee shall immediately comply with the provisions of Section 10(a), (ii) Lessee shall authorize Lessor to peacefully enter any premises where any Equipment may be and take possession of the Equipment, (iii) Lessee shall immediately pay to Lessor without further demand as liquidated damages, for loss of a bargain and not as a penalty, an amount equal to (x) the Stipulated Loss Value of the Equipment (calculated as of the Rent Payment date prior to the declaration of default), plus (y) all Rents and other sums then due under this Agreement, any Lease and all Schedules, (iv) Lessor may terminate the Lease as to any or all of the Equipment, and any termination of Leases shall occur only upon written notice by Lessor to Lessee and only as to the units of Equipment specified in any such notice, (v) Lessor may, but shall not be required to, sell Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale, (vi) Lessor may also, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment, (vii) Lessor may use Lessee’s premises for a reasonable period of time for any or all of the purposes stated above without liability for rent, costs, damages or otherwise, (viii) Lessor shall have the right to apply the proceeds of any sale, lease or other disposition, if any, in the following order of priorities: (1) to pay all of Lessor’s costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then, (2) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee under this Agreement; then (3) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (4) any surplus shall be retained by Lessor. Lessee shall immediately pay any deficiency in (1) and (2) above, to the extent any exists, (ix) Lessor shall be entitled to collect from Lessee all costs, charges, and expenses, including actual legal fees and disbursements, incurred by Lessor by reason of any Event of Default under the terms of this Agreement to be a default under any other agreement between Lessor (or any of its affiliates or parent entities), on the one hand, and Lessee or any of their respective affiliates or parent entities), on the other hand, (x) Lessor may proceed by appropriate court action, either by law or in equity, to enforce the performance by Lessee of the applicable covenants of this Agreement and any Lease or to recover damages for breach hereof, and (xi) Lessor may exercise any rights it may have against any security deposit or other collateral pledged to it by Lessee, or any of its affiliates or parent entities.

(c) In addition to Lessor’s remedies set forth above, any rent or other amount not paid when due shall bear interest, from the due date until paid, at a per annum rate equal to the lesser of twelve percent (12%) or the maximum rate not prohibited by applicable law (the “Per Diem Interest Rate”). The application of such Per Diem Interest Rate shall not be interpreted or deemed to extend any cure period set forth herein, cure any default or otherwise limit Lessor’s rights or remedies hereunder. Notwithstanding anything to the contrary contained in this Agreement or any Schedule, in no event shall this Agreement or any Schedule require the payment or permit the collection of amounts in excess of the maximum permitted by applicable law.

(d) The foregoing remedies are cumulative, and any or all thereof may be exercised instead of or in addition to each other or any remedies at law, in equity, or under any applicable statute, or international treaty, convention or protocol. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. Lessee shall pay Lessor’s actual attorney’s fees incurred in connection with the enforcement, assertion, defense or preservation of Lessor’s rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Waiver of any default shall not be deemed to be a waiver of any other or subsequent default.

(e) Any Event of Default under the terms of this Agreement or any related Schedule may be declared by Lessor a default under this Agreement or, any related Schedule.

12. ASSIGNMENT: LESSEE SHALL NOT SELL, TRANSFER, ASSIGN, ENCUMBER OR SUBLET ANY EQUIPMENT OR THE INTEREST OF LESSEE IN THE EQUIPMENT WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, WHICH MAY NOT BE WITHHELD UNREASONABLY (EXCEPT THAT NO CONSENT SHALL BE REQUIRED IN THE CASAE OF AN ASSIGNMENT OR SUBLEASE DESCRIBED IN SECTION 18C). Lessor may, without the consent of Lessee, assign this Agreement, any Schedule or the right to enter into a Schedule; provided, however that Lessor shall not assign this Agreement, any Schedule or the right to enter into a Schedule to any company whose primary business is the manufacturing of semiconductors. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee will pay all rent and all other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Lessee also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.

13. NET LEASE: Any Lease entered into pursuant to the terms and provisions of this Agreement is a net lease. Lessee acknowledges and agrees that its obligations to pay Rent and any and all amounts due and owing in accordance with the terms hereof and under any Schedule shall be absolute and unconditional, and such obligations shall not be released, discharged, waived, reduced, set-off or affected by any circumstances whatsoever, including, without limitation, any

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damage to or destruction of any Equipment, defects in the Equipment or Lessee no longer can use such Equipment. Lessee further acknowledges that Lessee is not entitled to reduce or set-off against Rent or any other amounts due to Lessor or to any assignee under Section 12, whether or not Lessee’s claim arises out of this Agreement, any Lease, any statement by Lessor, Lessor’s liability or any Supplier’s liability, strict liability, negligence or otherwise. Lessor shall have no obligation, liability or responsibility to Lessee or any other person with respect to the operation, maintenance, repairs, alternations, modifications, correction of faults or defects (whether or not required by applicable law) or insurance with respect to any Equipment, all such matters shall be, as between Lessee and Lessor, the sole responsibility of Lessee, regardless upon whom such responsibilities may fall under applicable law or otherwise, and the Rent payable hereunder has been set in reliance of Lessee’s sole responsibility for such aforementioned matters.

14. INDEMNIFICATION:

(a) Lessee hereby agrees to indemnify and save, on a net after-tax basis, Lessor and its affiliates, and all of Lessor’s and such affiliates’ respective directors, shareholders, officers, employees, agents, employees, predecessors, attorneys-in-fact, lawyers, successors and assigns (each an “Indemnitee”) harmless from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including reasonable attorneys’ fees and legal expenses, of whatsoever kind and nature and other costs of investigation or defense, including those incurred upon any appeal arising out of or relating to the Equipment, this Agreement or any Lease or any other Document (as defined in Section 16 hereof) (collectively, “Claims”) whether in law or equity, or in contract, tort or otherwise.

This indemnity shall include, but is not limited to, Lessor’s strict liability in tort or otherwise, including Claims that may be imposed on, incurred by or asserted against an Indemnitee in any way arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment during the term of this Agreement, and the delivery, lease, sublease, chartering, possession, maintenance, use, non-use, financing, mortgaging, control, insurance, testing, condition, return, sale (including all costs, incurred in making the Equipment ready for sale after the exercise of remedies as a result of an Event of Default), operation or design of the Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage), any interchanging or pooling of any parts of the Equipment, if applicable; (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee; (iii) any breach of Lessee’s representations or obligations under any Lease or any other Document, or the failure by Lessee to comply with any term, provision or covenant contained in any Lease or any other Document with respect to the Equipment or with any applicable law, rule or regulation with respect to the Equipment, or the nonconformity of the Equipment or its operation with any applicable law; (iv) any actions brought against any Indemnitee that arise out of Lessee’s actions or omissions (or actions or omissions of Lessee’s agents); or (v) reliance by any Indemnitee on any representation or warranty made or by Lessee (or any of its officers) under or in connection with any Lease or any other Document, or any material report or other material information delivered by Lessee pursuant hereto which shall have been incorrect in any material respect when made or delivered; provided, that Lessee shall not be obligated to pay and shall have no indemnity liability for any Claims (x) imposed on or against an Indemnitee to the extent that such Claims are caused by the gross negligence or willful misconduct of such Indemnitee, or (y) to the extent imposed with respect to any Claim solely based on events occurring after the earlier of (A) the expiration or other termination of the Term of any Lease in circumstances not requiring the return of the Equipment and payment in full of all amounts due from Lessee under such Lease and any other Document, and (B) the satisfaction in full by Lessee of all its obligations under Section 10 “Return of Equipment” hereof in respect of any Lease, and the payment in full of all amounts due from Lessee under any Lease and related Documents, except in each case to the extent such Claims result from an exercise of remedies under this Agreement and any Lease following the occurrence of an Event of Default. Lessee shall pay on demand to each Indemnitee any and all amounts necessary to indemnify such Indemnitee from and against any Claims. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

(b) Lessee hereby represents, warrants and covenants that (i) on the Lease Commencement Date for any unit of Equipment, such unit will qualify for all of the items of income, deduction and credit specified in Section C of the applicable Schedule (“Tax Benefits”) in the hands of Lessor, and (ii) at no time during the term of this Agreement will Lessee take or omit to take, nor will it permit any sublessee or assignee to take or omit to take, any action (whether or not such act or omission is otherwise permitted by Lessor or by this Agreement), which will result in the disqualification of any Equipment for, or recapture of, all or any portion of such Tax Benefits.

        (c) If as a result of a breach of any representation, warranty or covenant of Lessee contained in this Agreement or any Schedule (i) tax counsel of Lessor shall reasonably determine that Lessor is not entitled to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to any Equipment, or (ii) any Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (iii) any Tax Benefit is recalculated or recaptured (any determination, disallowance, adjustment, recalculation or recapture being a “Loss”), then Lessee shall pay to Lessor, as an indemnity and as additional rent, an amount that shall, in the reasonable opinion of Lessor, cause Lessor’s after-tax economic yields and cash flows to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be paid promptly upon demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. The economic yields and cash flows shall be computed on the same assumptions, including use of the highest combined federal, state and local tax rate in effect for corporations at the time of the notice of the Loss (“Net Economic Return”).

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(d) All references to Lessor in this Section 14 include Lessor and the consolidated taxpayer group of which Lessor is a member. All of Lessor’s rights, privileges and indemnities contained in this Section 14 shall survive the expiration or other termination of this Agreement. The rights, privileges and indemnities contained in this Agreement are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

15. DISCLAIMER: LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED UNDER THIS AGREEMENT OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following; (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) of the Equipment, or any other circumstance in connection with the Equipment; (ii) the use, operation or performance of any Equipment or any risks relating to it; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Agreement, Lessee shall be, and hereby is, authorized during the Term of any Lease to assert and enforce whatever claims and rights Lessor may have against any Supplier of the Equipment leased hereunder at Lessee’s sole cost and expense, in the name of and for the account of Lessor and/or Lessee, as their interests may appear.

16. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE:

(a) Lessee makes each of the following representations and warranties to Lessor on the date hereof and on the Lease Commencement Date.

(i) Lessee has adequate power and capacity to enter into, and perform under, this Agreement and all related documents (together, the “Documents”). Lessee is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is located.

(ii) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws.

(iii) No approval, consent or withholding of objections is required from any governmental authority or entity with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

(iv) The entry into and performance by Lessee of the Documents do not, and will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee’s organizational documents; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party.

(v) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which if decided against Lessee will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Agreement.

(vi) Each financial statement of ON delivered to Lessor has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of the most recent financial statement, there has been no material adverse change.

(vii) Lessee’s exact legal name is as set forth in the first sentence of this Agreement.

(b) Lessee hereby covenants to Lessor that at all times during the Term of any Lease:

(i) The Equipment accepted under any Certificate of Acceptance is tangible personal property and Lessee shall not take any action that may result in a change the status of the Equipment so that it is no longer tangible personal property.

(ii) Lessee is validly existing and in good standing under the laws of its state of incorporation or organization (specified in the first sentence of this Agreement).

(iii) The Equipment will at all times be used for commercial or business purposes.

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(iv) Lessee shall maintain all books and records (including any computerized maintenance records) pertaining to the Equipment during the Term of any Lease in accordance with applicable rules and regulations.

(v) Lessee is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no person who owns a controlling interest in or otherwise controls Lessee is or shall be (Y) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (Z) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

17. EARLY TERMINATION:

(a) On or after the First Termination Date (specified in the applicable Schedule), Lessee may, so long as no Event of Default (or event or circumstance which with the giving of notice or passage of time or both, would result in an Event of Default) exists and no Casualty Occurrence has occurred, terminate this Agreement as to all (but not less than all) of the Equipment on such Schedule as of a Rent Payment Date (“Termination Date”). Lessee must give Lessor at least ninety (90) days’, but no more than one hundred eighty (180) days’ prior written notice of the termination.

(b) Lessee shall, and Lessor shall have the right to, solicit cash bids for the Equipment on an AS IS, WHERE IS BASIS without recourse to or warranty from Lessor, express or implied (“AS IS BASIS”). Prior to the Termination Date, Lessee shall (i) certify to Lessor any bids received by Lessee and (ii) pay to Lessor (1) the Termination Value (calculated as of the Rent due on the Termination Date) for the Equipment, and (2) all Rent and other sums due and unpaid as of the Termination Date.

(c) If all amounts due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Equipment on an AS IS BASIS for cash to the highest bidder and (ii) refund the proceeds of such sale (net of any related expenses) to Lessee up to the amount of the Termination Value. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.

(d) Lessor shall have the right to elect by written notice, at any time prior to the Termination Date, not to sell the Equipment. In that event, on the Termination Date Lessee shall (i) return the Equipment (in accordance with Section 10) and (ii) pay to Lessor an amount equal to the sum of (x) the Termination Value (calculated as of the Termination Date) for the Equipment as required under Section 17(b)(ii)(1) above less the amount of the highest bid certified by Lessee to Lessor, plus (y) all Rent and other amounts due and unpaid as of the Termination Date as required under Section 17(b)(ii)(2) above. FOR THE AVOIDANCE OF DOUBT, Lessee’s rights under Section 20 (Early Substitution Option), the Early Purchase Option described in the Schedules to this Agreement and Section 19 (End Of Lease Purchase Option) shall not be affected by this Section 17(d) to the extent that at the time Lessee is exercising its rights under such sections, the Lease with respect to such Equipment has not been previously terminated.

18. RELOCATION OPTION:

(a) So long as no Event of Default has occurred and is continuing, Lessee may relocate up to ten percent (10%) of the Equipment to various locations around the world subject to the terms and conditions of this Section 18. All expenses (including Lessor’s reasonable attorneys’ fees in an amount not to exceed $25,000), costs and liability for such relocation shall be paid for by Lessee. Lessee shall notify Lessor in writing of such proposed relocation at least 45 days prior to the relocation (the “Relocation Notice”). The Relocation Notice shall describe the Equipment proposed to be relocated, the address of the proposed relocation, indicate the proposed relocation date and state whether the location to which the Equipment will be relocated is a Permitted Location (as defined below). The delivery of the Relocation Notice shall constitute an agreement of the Lessee to pay and indemnify Lessor for any additional tax or other expenses associated with the transfer of the Equipment, subject to the terms and conditions set forth herein.

(b) If the Relocation Notice states that the Equipment will be relocated to a location which is not a Permitted Location, then as soon as practicable, but in any event no later than 30 days after receipt of the Relocation Notice, Lessor shall notify Lessee as to whether it is satisfied that following such relocation its interest in the Equipment is that of owner and such interest is fully protected against and senior to any potential claims of any third parties. In the event that Lessor indicates in such notice that it is not satisfied that its interest in the Equipment is adequately protected, Lessee shall not be permitted to so relocate the Equipment to such location unless and until the Lessee complies with subsection (d) below.

(c) In effecting any relocation of Equipment pursuant to this Section 18, Lessee may, at its option, sublease or assign its rights to the Equipment to one of its Affiliates or Lessee may maintain the Equipment under this Lease and simply relocate the Equipment to its facility in the new location, in each case so

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long as such sublease, assignment or relocation does not cause the Lessor to suffer a Loss, as such term is defined in Section 14(c) hereof (unless Lessee promptly reimburses Lessor for such Loss upon demand). Notwithstanding anything to the contrary contained herein or the date of any such assignment or sublease, the effective date of such assignment or sublease as between Lessee and such Affiliate (for purposes of allocating payments, costs and other items) shall be the date such Equipment was physically transferred from Lessee to its Affiliate. In the case of a sublease, Lessee shall remain primarily obligated with respect to the Equipment under this Lease, and such sublease shall be subject and subordinate to the terms of this Lease.

(d) If the Lessor notifies Lessee in its response to the Relocation Notice that it has reasonably determined that its interest in the Equipment will not be adequately protected following such relocation, Lessee shall not be permitted to so relocate the Equipment to such location unless and until the Lessee has provided to Lessor mutually agreeable additional forms of collateral support or credit enhancement having a value no greater than 100% of the Termination Value of such Equipment.

(e) For purposes of this Agreement, “Permitted Locations” means the locations set forth on Exhibit A hereto. If any location contained thereon is no longer a location where Lessor’s internal policies permit Lessor to locate its Equipment without adequate security, such location shall be removed from the list not less than 30 days after written notice thereof to Lessee (it being acknowledged and agreed that such removal shall have no effect on Equipment which was relocated prior to such removal). If Lessor’s internal policies permit Lessor to own and lease equipment, under leases such as this Agreement, located in locations other than those set forth in Exhibit A, Lessor shall add such new Permitted Locations to Exhibit A from time to time and provide notice thereof to Lessee.

19. END OF LEASE PURCHASE OPTION:

(a) On the expiration of any Lease, Lessee may, so long as no Event of Default (or event or circumstance which with the giving of notice or passage of time or both, would result in an Event of Default) exists thereunder, and such Lease has not been earlier terminated, purchase all (but not less than all) of the Equipment set forth in any Schedule on an AS IS BASIS for cash equal to its then Fair Market Value (plus all applicable sales taxes). Lessee must notify Lessor of its intent to purchase the Equipment in writing at least one hundred fifty (150) days prior to the expiration date of such Lease. If Lessee is in default, or if the Lease or this Agreement has already been terminated, Lessee may not purchase the Equipment.

(b) “Fair Market Value” shall mean the price that a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Equipment in an arm’s-length transaction to a willing seller under no compulsion to sell. In determining the Fair Market Value, (i) the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under the Lease, (ii) the Equipment is valued on an installed basis, and (iii) the costs of removal of the Equipment from current location shall not be a deduction from the value of the Equipment. If Lessor and Lessee are unable to agree on the Fair Market Value at least one hundred twenty (120) days prior to the expiration of the Lease, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value, at Lessee’s sole cost, and such independent appraiser’s determination shall be final, binding and conclusive.

(c) Lessee shall be deemed to have waived this option unless it provides Lessor with written notice of its irrevocable election to exercise the same within fifteen (15) days after Fair Market Value is provided in writing to Lessee.

20. EARLY SUBSTITUTION OPTION:

So long as no Event of Default under the Lease shall have occurred and be continuing, Lessee may from time to time substitute an item of equipment for one or more items of Equipment upon notice to the Lessor, so long as (i) the substitution qualifies as a tax free exchange to the Lessor in accordance with Section 1031 or 1033 of the Code (or any successor provision then in effect); (ii) such replacement item is of equal or greater value than the old item and is reasonably deemed by the Lessee as an item that enhances the value and usefulness of the equipment taken as a whole; (iii) Lessee guarantees to the Lessor in form satisfactory to Lessor that the fair market value of the replacement item at scheduled expiration of the Lease will be at least equal to what the fair market value of the replaced item of Equipment would have been on such date (provided that the Lessee has not exercised the early purchase option with respect to such item); and, (iv) the Lessor shall have received from the Lessee a duly executed full warranty bill of sale for such replacement item and title to such item shall have vested in the Lessor, free and clear of all liens. Notwithstanding anything else contained in the foregoing, the maximum aggregate Capitalized Lessor’s Cost of Equipment being leased under the Agreement that may be substituted shall be limited to fifteen percent (15%) of the aggregate Capitalized Lessor’s Cost of the Equipment leased under the Agreement, except that this limitation shall not apply in the event of a material casualty event requiring replacement by the Lessee. Lessor shall deliver to Lessee a duly executed full warranty bill of sale for the Equipment that has been substituted for the replacement equipment under this Section 20 and the Equipment being transferred to Lessee shall be free and clear of all liens. If, in any 12 month period, the Lessee substitutes replacement items of equipment for Equipment with a Capitalized Lessor’s Cost of more than $5 million, Lessee shall certify to Lessor that the Equipment will be used elsewhere in Lessee’s business or the Equipment is not required for Lessee’s manufacturing purposes.

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21. MISCELLANEOUS:

(a) LESSEE AND LESSOR UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(b) The Equipment shall remain Lessor’s property unless Lessee purchases the Equipment from Lessor in accordance with the terms hereof, and until such time Lessee shall only have the right to use the Equipment as a lessee. Any cancellation or termination by Lessor of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder shall not release Lessee from any then outstanding obligations to Lessor hereunder. All Equipment shall at all times remain personal property of Lessor even though it may be attached to real property. The Equipment shall not become part of any other property by reason of any installation in, or attachment to, other real or personal property.

(c) Time is of the essence of this Agreement. A party’s failure at any time to require strict performance by the other party of any of the provisions hereof shall not waive or diminish such party’s right at any other time to demand strict compliance with this Agreement and any Lease. Lessor may correct patent errors and fill in all blanks in the Documents consistent with the agreement of the parties. Lessee will promptly, upon Lessor’s request and at Lessee’s sole cost and expense, execute, or otherwise authenticate, any document, record or instrument necessary or expedient for filing, recording or perfecting the interest of Lessor or to carry out the intent of this Agreement and any Lease (including filings to evidence amendments to this Agreement and any Lease, and acknowledgments of assignments), and will take such further action as Lessor may reasonably request in order to carry out more effectively the intent and purposes of this Agreement and any Lease and to establish Lessor’s rights and remedies under this Lease, or otherwise with respect to the Equipment. In addition, Lessee hereby authorizes Lessor to file a financing statement and amendments thereto describing the Equipment described in any and all Schedules now and hereafter executed pursuant hereto and adding any other collateral described therein and containing any other information required by the applicable Uniform Commercial Code. Lessee irrevocably grants to Lessor the power to sign Lessee’s name and generally to act on behalf of Lessee to execute and file financing statements and other documents pertaining to any or all of the Equipment. Lessee hereby ratifies its prior authorization for Lessor to file financing statements and amendments thereto describing the Equipment and containing any other information required by any applicable law (including without limitation the Uniform Commercial Code) if filed prior to the date hereof. All notices required to be given hereunder shall be deemed adequately given if delivered by hand, or sent by registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have designated in writing. This Agreement and any Schedules and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

(d) If Lessee does not comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part. All reasonable amounts spent and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional rent due to Lessor. Lessee shall pay the additional rent within five (5) days after the date Lessor sends notice to Lessee requesting payment. Lessor’s effecting such compliance shall not be a waiver of Lessee’s default.

(e) Any provisions in this Agreement and any Schedule that are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

(f) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT. LESSEE IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT TO HEAR AND DETERMINE ANY SUIT, ACTION OR PROCEEDING AND TO SETTLE ANY DISPUTES, WHICH MAY ARISE OUT OF OR IN CONNECTION HEREWITH (COLLECTIVELY, THE “PROCEEDINGS”), AND LESSEE FURTHER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO REMOVE ANY SUCH PROCEEDINGS FROM ANY SUCH COURT (EVEN IF REMOVAL IS SOUGHT TO ANOTHER OF THE ABOVE-NAMED COURTS). LESSEE IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MIGHT NOW OR HEREAFTER HAVE TO THE ABOVE-NAMED COURTS BEING NOMINATED AS THE

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EXCLUSIVE FORUM TO HEAR AND DETERMINE ANY SUCH PROCEEDINGS AND AGREES NOT TO CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON WHATSOEVER, THAT IT OR ITS PROPERTY IS IMMUNE FROM LEGAL PROCESS FOR ANY REASON WHATSOEVER, THAT ANY SUCH COURT IS NOT A CONVENIENT OR APPROPRIATE FORUM IN EACH CASE WHETHER ON THE GROUNDS OF VENUE OR FORUM NON-CONVENIENS OR OTHERWISE. Notwithstanding the foregoing, each of Lessee and Lessor shall have the right to apply to a court of competent jurisdiction in the United States or abroad for equitable relief as is necessary to preserve, protect and enforce their rights under this Agreement and any Lease, including but not limited to orders of attachment or injunction necessary to maintain the status quo pending litigation or to enforce judgments against Lessee or the Equipment or to gain possession of the Equipment.

(g) Any cancellation or termination by Lessor, pursuant to the provisions of this Agreement, any Schedule, supplement or amendment hereto, of the lease of any Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

(h) To the extent that any Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer or possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked “Original” and all other counterparts shall be marked “Duplicate”.

(i) This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page of this Agreement or any delivery contemplated hereby by facsimile transmission shall be as effective as delivery of a manually executed counterpart thereof.

(j) Each party hereto agrees to keep confidential, the terms and provisions of the Documents and the transactions contemplated hereby and thereby (collectively, the “Transactions”); provided that either party may disclose the terms and provisions of the Documents and transactions contemplated hereby and thereby (collectively, “Confidential Information”) (i) to its or its controlling entities’ employees, officers, directors, agents, consultants, auditors, attorneys and accountants, (ii) if it is reasonably believed by it to be compelled by any court decree, subpoena or other legal or administrative order or process, (iii) on the advice of its counsel, otherwise required by law (including without limitation ON’s disclosure obligations under applicable law, regulation or SEC Rule) or necessary or appropriate in connection with any litigation or other proceeding to which it or its affiliates is a party, or (iv) which becomes available to such party from a third party on a non-confidential basis. Notwithstanding the foregoing, the obligations of confidentiality contained herein, as they relate to the Transactions, shall not apply to the federal tax structure or federal tax treatment of the Transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transactions. The preceding sentence is intended to cause each Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transactions or any federal tax matter or federal tax idea related to the Transactions.

(k) Lessee hereby acknowledges and agrees that Lessor reserves the right to impose fees or charges for returned checks and certain mutually agreed on optional services that Lessor may offer or Lessee may request during the term of this Agreement. Lessor will notify Lessee the amount of the applicable fee or charge if Lessee requests such optional services. In addition, Lessor may make available to Lessee a schedule of fees or charges for such optional services from time to time or upon demand, provided, however, that such fees and charges are subject to change in Lessor’s sole discretion without notice to Lessee.

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IN WITNESS WHEREOF, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:		LESSEE:

General Electric Capital Corporation		Semiconductor Components Industries, LLC

By:	/s/ JAMES C. SHELLEY	By:	/s/ DONALD COLVIN
Name:	James C. Shelley	Name:	Donald Colvin
Title:	Chief Risk Officer	Title:	Chief Financial Officer

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EXHIBIT A

LIST OF PERMITTED LOCATIONS

Austria

Canada

Denmark

Finland

France

Germany

Hong Kong

India

Ireland

Italy

Japan

Korea

Mexico

The Netherlands

Norway

Singapore

Spain

Sweden

Taiwan

United Kingdom

USA

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EXHIBIT B

CLOSING DOCUMENT REQUIREMENTS

•	Corporate Verification of Good Standing

•	Bill of Sale

•	Fully Executed Lease Agreement

•	Board of Directors Resolution / Secretary’s Certificate of Authority

•	Fully Executed Equipment Schedule

•	Annex A (Description of Equipment)

•	Pay Proceeds Letter

•	Billing Form

•	Lessee Invoice for Purchase Price reimbursement

•	Insurance Certificate (Property, Liability and Cargo)

•	UCC Search Results (Confirmation Equipment is Free of Liens)

•	Lien Waiver from J.P. Morgan Chase